AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated December 17, 2010, and is by and between Matches, Inc., a Wyoming  corporation (the “Company”) and the undersigned owners (together referred to as “Seller”) of Golden Stone Rising Limited,  a British Virgin Islands corporation (“Golden Stone”).

R E C I T A L S

WHEREAS, Seller owns all of the shares of capital stock of Golden Stone, (the “Golden Shares”), and;

WHEREAS, Golden Stone owns 100% of Triple Success Holdings, a Nevada LLC, which in turn owns Taicang Kehui Consultants Service Limited, a PRC wholly owned foreign enterprise, which controls by contract the PRC businesses Suzhou Jinkai Textile Co., LTD and Suzhou Hangyu Textile Co., LTD.

WHEREAS, the Company is a public company, required to file reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

WHEREAS, the Board of Directors of the Company and Sellers deem it advisable that the acquisition by the Company be effected through a tax free reorganization as provided by Section 368(a)(2)(C) of the Internal Revenue Code of 1986, in accordance with the terms of this Agreement;

WHEREAS, the Company desires to acquire the Golden Shares in exchange for issuing Common Stock of the Company;

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Company shall acquire the Golden Shares by issuing 170,948,684 shares of Common Stock of the Company (the "Company Shares"), constituting 95.25% of all issued shares, to Seller or their designees.  Due to a shortage of currently authorized shares, 70,000,000 shares will be issued at the Closing and the remaining amount will be issued after the Company has completed an amendment to its articles to increase its authorized shares.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before December 23, 2010 at the corporate offices of the Company or such other place as the parties may designate.

1.03.

Deliveries.  Upon Closing, the parties shall deliver the following documents:

            1.03(a). The initial issuance of Company Shares of Common Stock described in Section 1.01 shall issued to Seller or designees, and a facsimile or scanned copy of such shall be provided to the Seller by email or fax, with physical delivery to follow as instructed by Seller.

1.03(b).  Seller shall provide executed stock powers or other evidence of transfer of the Golden Shares to the Company and an updated Golden Stone Shareholder Register reflecting the Company as owner of the Golden Shares.

1.03(c).  The Company shall deliver or cause to be delivered i) a certificate of good standing from the State of Wyoming, ii) written resignations of all officers and directors, however the resignation of Neville Pearson shall be effective on the tenth day following the filings by the Company of an Information Statement on Schedule 14F-I with the Securities and Exchange Commission, and iii) board resolutions electing certain individuals to the positions with the Company as specified in Exhibit 1 annexed hereto.   The election of Chen Jinchai and Zeng Jin as directors shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-I with the Securities and Exchange Commission.

II.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  Golden Stone is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands; Golden Stone has the corporate power and authority to carry on its business as presently conducted; and Golden Stone is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  Seller owns all of the existing issued shares of Golden Stone.   All of the issued and outstanding shares Golden Stone are duly authorized, validly issued, fully paid and non assessable.

2.02(b).  There are no outstanding options, warrants, or rights to purchase any securities of Golden Stone.

2.03.

Subsidiaries and Investments.  Golden Stone does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in the recitals above.

2.04.

Financial Statements.  The financial statements of Golden Stone and its subsidiary operations fairly and accurately present the financial position and results of operations, on a consistent basis.

2.05.

Absence of Material Changes.  Since September 30, 2009, there has not been any material adverse changes in the condition of the PRC operating companies, Suzhou Jinkai Textile Co., LTD and Suzhou Hangyu Textile Co., LTD, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

2.06.

Litigation.   To the best knowledge of Seller there is no litigation, proceeding or investigation pending or threatened against Golden Stone affecting any of its properties or assets, or against any officer, director, or stockholder of Golden Stone, that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Golden Stone or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.07.

Title To Assets.  Seller has good and marketable title to the Golden Shares, free and clear of any liens, claims, charges, security interests or other encumbrances.

2.08.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Golden Stone.

2.09.

Disclosure.  To the actual knowledge of Seller, neither this Agreement, the Financial Statements nor any other agreement, document, or certificate furnished to the Company by or on behalf of Golden Stone in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.11.

Authority.  Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been properly authorized and approved.  No additional proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Seller as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The Articles of Incorporation and the Bylaws of the Company as filed are complete and correct copies as amended and in effect on the date hereof.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, $.001 par value per share, of which 8,525,000 shares are currently outstanding.  All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities, No Liabilities at Closing.  The Company has no undisclosed liabilities and the Company is not subject to any undisclosed material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise.  All existing notes will be cancelled or otherwise retired before the Closing and the Company shall have no debts or other liabilities at the Closing.

3.06.

Litigation.   There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.07.

Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances.

3.08.

Contracts and Undertakings.  The Company has no current operations and is not subject to any contracts and undertakings, including agreements, leases, commitment, or licenses.

3.09.

Transactions with Affiliates,  Directors and Shareholders.  Except as disclosed in its 10K and 10Q filings, there are no transactions between Company and any officer, director, or 5% stockholder of the Company.

3.10.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.11.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Seller on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.13.

Financial Statements.  The financial statements of the Company set forth in its Form 10K for the year ended December 31, 2009 and its Form 10-Q for the quarter ended September 30, 2009 present fairly the financial position and results of operations of the Company, on a consistent basis.

3.14.

Absence of Material Changes.  Since September 30, 2009, there has not been any material change in the condition of the properties, assets, liabilities or business of Company except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

3.15

Securities Law Compliance

3.15(a)

The Company's common stock is registered under Section 12(g) of the Exchange Act.  The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 15(d).  Such filed reports and materials do not contain any misstatements of material facts, nor do they omit any material information required to be stated therein or necessary to prevent the statements therein from becoming misleading.

3.15(b)

 The currently outstanding common stock of the Company was issued pursuant to the Registration Statement or valid exemptions from registration under the Securities Act of 1933 pursuant to Regulation D promulgated thereunder.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and Seller contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect for a period of one year.

V.  CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of Seller.  The obligations of Seller under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01(b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 5.02.

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of Seller herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Seller shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by Seller of the transactions contemplated by this Agreement shall be fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Seller of the transactions contemplated by this Agreement shall be obtained.

VI.

MISCELLANEOUS

6.01.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called “tax-free” reorganization under the provisions of Section 368 of the Code.  The Company and Seller acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

6.02.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.03.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

6.04.

Entire Agreement; Amendments.  This Agreement, including any Exhibits which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.   This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

6.05.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

6.06.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

6.07.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.08.

Governing Law.  This Agreement shall be governed by the laws of the State of California (excluding conflicts of laws principles) applicable to contracts to be performed in the State of California.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

Matches, Inc

Golden Stone Rising Limited

By:

/s/ Neville Pearson

By:

/s/ Hung Tsui Mei

Name:

Neville Pearson

Name:

Hung Tsui Mei

Title:

Director, Officer

Title:

Director, Officer

Seller

Seller

Name:

Hung Tsui Mei

Name:

Millennium Group, Inc.

Owner: 537,263 Golden Shares 94.77%

Owner: 29,000 Golden Shares, 5.23%

Signed by Hung Tsui Mei

Signed by:  Jonathan Mork

By: /s/ Hung Tsui Mei

By: /s/ Jonathan Mork

Exhibit 1

Officers to be inserted

Chen Jinle

Chief Executive Officer

Zhao Zhimeng

Chief Financial Officer

Zhang Xiqing

Chief Operating Officer

Directors to be inserted

Chen Jinle

Chairman of the Board

Chen Jinchai

Director

Zeng Jin

Director